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                                                                       EXHIBIT 5


                           [LOGO OF H. J. HEINZ CO.]




                                                        November 13, 2000



H. J. Heinz Company
600 Grant Street
Pittsburgh, PA 15219


Re:  Opinion of Counsel as to Legality of Common Stock Being
     -------------------------------------------------------
     Registered Pursuant to H. J. Heinz Company 2000 Stock
     -----------------------------------------------------
     Option Plan
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Gentlemen:

     I am Senior Vice President-General Counsel of H. J. Heinz Company (the "Company") and have acted in such capacity in connection with the Company's Registration Statement on Form S-8 under the Securities Act of 1933 relating to 15,000,000 shares of the Company's Common Stock, $.25 par value per share (the "Shares"), reserved for the purposes of the Company's 2000 Stock Option Plan (the "2000 Plan").

     In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion. Upon the basis of the foregoing, I am pleased to advise you that in my opinion the Shares reserved for the purpose of the 2000 Plan have been duly authorized and the Shares that may be outstanding as a result of the exercise of stock options under the 2000 Plan will, when issued or sold in accordance with the 2000 Plan, be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.



                                 Very truly yours,



                                 /s/ Laura Stein
                                 Laura Stein
                                 Senior Vice President-
                                 General Counsel


LS/skr